Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON COMPLIANCE OF NYSE AMEX EXCHANGE LISTING GUIDELINES

SAN DIEGO, CA – June 23, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today reported on its exchange listing compliance with NYSE Amex LLC (formerly the American Stock Exchange). The Company reports that its estimated stockholders equity is now in excess of the threshold requirements under Section 1003(a)(i-iii) of the exchange’s listing guide, as described below.

Cardium’s common stock is currently listed on the NYSE Amex (the “Exchange”). To maintain that listing, we must continue to comply with various listing standards of the Exchange, as set forth in Part 10 of the Exchange’s Company Guide. In December 2008, we received a notice from the staff of the Exchange noting that, based on their review of publicly available information, we did not meet certain of the Exchange’s continued listing standards related to the maintenance of a minimum level of stockholders’ equity and losses from ongoing operations. In January 2009, we submitted a plan of compliance (the “Plan”) advising the Exchange of the actions taken or to be taken to regain compliance with the Company Guide. In February 2009, our Plan was accepted and in July 2009, following completion of the Philips transaction, we were informed that Cardium was considered to have regained compliance with the Exchange’s requirements, in advance of the June 23, 2010 deadline. On December 28, 2009, the Exchange noted that we were not considered to be in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of our three most recent fiscal years and Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of our four most recent fiscal years. With losses from continuing operations and net losses in five of our most recent fiscal years, the stockholders’ equity threshold would increase to $6,000,000. The Exchange asked us to supplement our previously-filed Plan advising the Exchange of the actions we have taken or will take to regain compliance with the Company Guide by June 23, 2010. Prior to the January 27, 2010 deadline, we provided a supplement to the Plan to the Exchange. On March 5, 2010, the Exchange notified the Company that based on its review of information provided, Cardium had made a reasonable demonstration of its ability to regain compliance with the requirements of sections 1003(a)(i) and 1003(a)(ii), of the NYSE Amex company guide by June 23, 2010.

On March 31, 2010, Cardium’s stockholders equity was approximately $7.3 million and decreased to approximately $6.5 million as of June 23, 2010 as a result of ongoing expenses offset by reductions in derivative liabilities. The Company expects that its stockholders equity will increase to approximately $7.0 million as of June 30, 2010 in connection with continuing reductions in derivative liabilities as pricing protections associated with warrants continue to expire.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can continue to maintain levels of stockholders’ equity in excess of the exchange’s listing requirements or otherwise achieve and maintain compliance with all of the requirements of its listing exchange or that its shares can continue to be listed on national exchange, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics and medical devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new biologics and devices and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2010 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™ and Excellarate™

are trademarks of Tissue Repair Company.